EXHIBIT 10.11

OVERSEAS SHIPHOLDING GROUP, INC.
SEVERANCE PLAN

Effective April 1, 2013

INTRODUCTION

The purpose of the Overseas Shipholding Group, Inc. Severance Plan (the “Plan”) is to enable Overseas Shipholding Group, Inc. (the “Company”) and its Affiliates (as defined herein, and collectively with the Company, the “Employers” and, each with respect to an Eligible Employee (as defined herein), as applicable, the “Employer”) to offer a form of protection for a possible loss of income to an Eligible Employee who suffers a loss of employment in connection with the proceedings under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) under the terms and conditions set forth in the Plan.  The Plan, which is effective as of April 1, 2013, amends and supersedes any severance, termination, change in control or similar plans, policies and/or practices of the Employers in effect for Eligible Employees with respect to the subject matter of the Plan.  An Eligible Employee covered by the Plan shall not be eligible to participate in any other severance, termination, change in control or similar plan, policy or practice of the Employers, including, without limitation, the Overseas Shipholding Group, Inc. Enhanced Severance Plan for Employees Level 21-23, the Overseas Shipholding Group, Inc. Severance Plan for Employees Level 20 and Below, the Overseas Shipholding Group Severance Protection Plan, or any Change of Control Protection Agreement, which would otherwise apply under the circumstances described herein (such plans, policies and practices, collectively, the “Former Severance Benefits”), and hereby waives any rights such Former Severance Benefits by signing the Waiver attached hereto as Appendix A. Capitalized terms and phrases used herein shall have the meanings ascribed thereto in Article I.

Article I

Definitions

1.1              “Affiliate” shall mean any entity affiliated with the Company within the meaning of Code Section 414(b) with respect to a controlled group of corporations, Code Section 414(c) with respect to trades or businesses under common control with the Company, Code Section 414(m) with respect to affiliated service groups and any other entity required to be aggregated with the Company under Code Section 414(o).  No entity shall be treated as an Affiliate for any period during which it is not part of the controlled group, under common control or otherwise required to be aggregated under Code Section 414.

1.2              “Annual Salary” shall mean with regard to a Participant, the annual rate of pay for services paid by the Employer to the Participant at the time of his or her Termination of Employment from the Employer, as reflected in the Employer’s payroll records.  Annual Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but, shall include any salary reduction contributions to a plan maintained pursuant to Code Section 401(k), 125 or 132(f) and amounts reduced pursuant to a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.3              “Board” shall mean the Board of Directors of the Company.

1.4              “Bonus” shall mean the Participant’s annual bonus pursuant to the Overseas Shipholding Group, Inc. Annual Incentive Plan for the fiscal year in which the Participant suffers a Termination of Employment, as in effect immediately prior to the Termination of Employment.  The Bonus shall be deemed to be the Participant’s actual bonus payable with regard to the actual level of performance (whether individual performance or company performance) achieved.  For the avoidance of doubt, such Bonus shall not include (i) any bonus to be paid upon the completion of any specified milestone or project or upon the occurrence of a specified event, and (ii) any bonus to which such Participant may be entitled pursuant to the Overseas Shipholding Group, Inc. Non-Executive Employee Incentive Plan.

1.5              “Cause” shall mean with regard to any Eligible Employee, the Eligible Employee’s: (i) negligence or misconduct with regard to the Company or the Employer or it or their assets; (ii) misappropriation or fraud with regard to the Company or the Employer or its or their assets; (iii) conviction of, or the pleading of guilty or nolo contendere to, a felony or other crime involving moral turpitude; (iv) material violation of, or a failure to follow, the Company’s or the Employer’s established policies and procedures; (v) repeated failure to perform the duties of the employment position held by the Eligible Employee; (vi) a violation of the Company’s or the Employer’s Code of Conduct; or (vii) willful misconduct which the Company or the Employer believes may negatively impact the Company or the Employee, respectively, or its or their reputation.  A Termination of Employment for Cause shall mean a termination by the Employer effected by written notice given to the Eligible Employee as a result of the Cause event.

1.6              “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.7              “Code Section 409A” shall mean Section 409A of the Code together with the treasury regulations and other official guidance promulgated thereunder.

1.8               “Committee” shall mean an administrative committee appointed by the Board to administer the Plan.

1.9              “Disability” shall mean the inability due to physical or mental illness or injury to carry out job responsibilities which would qualify the Eligible Employee for benefits under the Company’s long-term disability plan without regard to any waiting period thereunder.

1.10          “Eligible Employee” shall mean an Employee who on the date of his or her Termination of Employment with the Employer is designated by the Committee in its sole discretion as eligible to participate in the Plan, and who has executed a Waiver. Notwithstanding anything to the contrary herein, any Employee who owes any amounts to the Company shall not be an “Eligible Employee” unless otherwise determined by the Committee in its sole discretion.

1.11           “Employee” shall mean any active, regular or full-time employee of the Employer other than an employee whose terms and conditions of employment are covered by a collective bargaining agreement that does not provide for participation in the Plan.  Notwithstanding the preceding sentence, “Employee” does not include any temporary employees or any employee who works on a per diem basis.  “Employee” also does not include any individual (i) designated by the Employer as an independent contractor and not as an employee at the time of any determination, (ii) being paid by or through a third party agency, (iii) who is a leased employee (as defined in Code Section 414(n)), or (iv) who is a licensed deck officer; any such individual shall not be an Eligible Employee even if he or she is later retroactively reclassified as a common-law or other type of employee of the Employer during all or any part of such period pursuant to applicable law or otherwise.

1.12          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.13          “Participant” shall mean an Eligible Employee who is entitled to a Severance Benefit under the Plan.

1.14          “Plan” shall mean the Overseas Shipholding Group, Inc. Severance Plan effective as of April 1, 2013, as may be amended from time to time.

1.15          “Plan Administrator” shall mean the Committee on behalf of the Company.

1.16          “Retirement” shall mean a Termination of Employment by an Eligible Employee at his or her election on or after the Eligible Employee’s attainment of age fifty-five (55).

1.17          “Severance Benefit” shall mean an amount equal to two times the Participant’s Weekly Salary for every Year of Continuous Service.  Notwithstanding the foregoing, the Severance Benefit for any Participant shall not be less than 8 times the Participant’s Weekly Salary and shall not be greater than 52 times the Participant’s Weekly Salary.

1.18          “Severance Period” shall mean the period beginning on date of Termination of Employment and ending on the date the final installment of Severance Benefit payments is made to a Participant.

1.19          “Termination of Employment” shall mean an Eligible Employee’s termination of employment (i) by the Employer for Cause or without Cause, (ii) by the Eligible Employee for any reason, or (iii) due to the Eligible Employee’s death, Disability or Retirement.  An Eligible Employee on an approved leave of absence shall not be deemed to have incurred a Termination of Employment.  Notwithstanding anything in the Plan to the contrary, a Termination of Employment shall not include a termination of an Eligible Employee’s employment under any of the following circumstances: (a) the Eligible Employee is offered, but refuses, employment with his or her current Employer or another Employer, in a position that provides the Eligible Employee with base pay that is at least 85% of base pay which he or she was receiving from his or her Employer on the date of such offer and that is substantially comparable in all other respects to his or her position with his or her Employer on the date of such offer, as determined by the Plan Administrator, in its sole and absolute discretion; (b) the Eligible Employee works in a business (or the portion of such business) of an Employer (x) that is transferred in whole or in part to another corporation or company, whether by transfer of stock or assets, (y) that is merged or consolidated with another corporation or company or is part of a similar corporate transaction, or (z) that is outsourced to another corporation or company, and the Eligible Employee is offered employment with the purchaser or surviving business or the corporation or company to which the business is outsourced (whether or not he or she accepts any such position with the purchaser, surviving business or other company) in a position that provides the Eligible Employee with substantially equivalent base pay and job responsibilities as he or she had with the Employer immediately prior to such transaction, as determined by the Plan Administrator, in its sole and absolute discretion; or (c) an Eligible Employee fails to return to active employment after the cessation of a Disability or following a termination of a leave of absence.  In addition, an indefinite or temporary layoff or reduction in force does not constitute a Termination of Employment unless the layoff or reduction in force becomes permanent.  The determination as to whether a layoff or reduction in force is permanent shall be made by the Plan Administrator, in its sole and absolute discretion, and such determination shall be final and binding on all effected parties.  An Eligible Employee’s Termination of Employment shall occur on the last day of his or her employment with his or her Employer.

1.20          “Waiver” shall mean a waiver of Former Severance Benefits substantially in the form set forth in Appendix A attached hereto.

1.21          “Weekly Salary” shall mean with regard to a Participant, the weekly rate of pay for services paid by the Employer to the Participant at the time of his or her Termination of Employment from the Employer, as reflected in the Employer’s payroll records.  The Weekly Salary of a Participant whose rate of pay for services paid by the Employer to the Participant is based on an annual rate shall be equal to 1/52 of such annual rate at the time of his or her Termination of Employment from the Employer, as reflected in the Employer’s payroll records.  Weekly Salary shall not include commissions, bonuses, overtime pay, incentive compensation, benefits paid under any qualified plan, any group medical, dental or other welfare benefit plan, non-cash compensation or any other additional compensation but, shall include any salary reduction contributions to a plan maintained pursuant to Code Section 401(k), 125 or 132(f) and amounts reduced pursuant to a nonqualified elective deferred compensation arrangement, if any, to the extent that in each such case the reduction is to base salary.

1.22          “Year of Continuous Service” shall mean the twelve (12) consecutive month period commencing on a Participant’s most recent date of hire by an Employer and each twelve (12) consecutive month period thereafter during which a Participant is employed by an Employer.  Credit for partial years of service shall be granted and prorated for the number of days the Participant is employed by an Employer during such year.  An Eligible Employee’s direct transfer of employment from one Employer to another Employer shall not be a break in employment for the purposes of calculating Years of Continuous Service.

Article II

BENEFITS

2.1              Eligibility for Severance Benefit.  Subject to Section 2.2, in the event of an Eligible Employee’s Termination of Employment by the Employer without Cause, subject to Section 2.5 below, the Eligible Employee shall be entitled to a Severance Benefit.  An Eligible Employee shall not be entitled to a Severance Benefit or any additional benefits described in this Article II if the Eligible Employee’s employment is terminated (i) by the Employer for Cause, (ii) by the Eligible Employee for any reason, or (iii) on account of the Eligible Employee’s death, Disability or Retirement.

2.2              Form and Amount of Benefits.  Subject to Sections 2.6 and 7.14(b) and (c):

(a)                Severance Benefits shall be payable in installments in accordance with the Employer’s normal payroll practices (but off employee payroll) until the Severance Benefit has been paid.

(b)               In the event a Participant is an “insider” as such term is defined in Section 101(31) of the Bankruptcy Code, (i) the amount of the Severance Benefit together with any other payments or benefits made hereunder (the “Total Severance Benefit”) to such Participant (including any Pro Rata Bonus) shall not exceed ten (10) times the amount of the mean Total Severance Benefit paid to all non-management Participants during the calendar year in which such payment is made to such Participant.

2.3              Additional Benefits.  Subject to Sections 2.5 and 7.14(b) and (c), a Participant entitled to receive a Severance Benefit shall also be entitled to receive additional benefits as provided below:

(a)                The Employer shall pay to the Participant in a lump sum within ten (10) business days following his or her Termination of Employment, or earlier if required by law, an amount representing accrued but unused vacation time as of the date of Termination of Employment.

(b)               The Employer shall pay to the Participant his or her Bonus for the year in which the Participant suffers a Termination of Employment, if any, pro rated based on the portion of the year that the Participant was employed, which payment shall be made at such time as Bonus payments are made to active employees pursuant to the Overseas Shipholding Group, Inc. Annual Incentive Plan (the “Pro Rata Bonus”).

2.4              No Duty to Mitigate.  No Participant entitled to receive a Severance Benefit hereunder shall be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to the Plan.  Further, except as provided in Section 2.3(c) above, the amount of the Severance Benefit payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment by another employer or otherwise.

2.5              Optional Participation; Waiver and Release. Participation in the Plan is voluntary.  No Eligible Employee is required to accept any benefits whatsoever under the Plan.  In exchange for the Severance Benefit and the Pro Rata Bonus, (i) an employee will receive a notice of eligibility to participate in the Plan and will be required to sign a Waiver acknowledging the release of all claims or benefits to claims pursuant to any Former Severance Benefits and (ii) the Eligible Employee will be required to sign an Agreement and Release substantially in the form attached hereto as Appendix B (with such changes as may be made by the Plan Administrator from time to time to comply with applicable law or as the Plan Administrator may otherwise deem desirable) (the “Agreement and Release”).  The Waiver must be executed and returned to the Employer within forty-five (45) days of receipt in order for such employee to be deemed an “Eligible Employee” hereunder. The Employer will provide an Eligible Employee with a copy of the Agreement and Release within seven (7) days following the date of his or her Termination of Employment.  The Eligible Employee will be free to choose whether to participate by signing the Agreement and Release, but no Severance Benefit or Pro Rata Bonus will be paid to the Eligible Employee if he or she does not provide the Employer with a fully effective copy of the Agreement and Release within sixty (60) days following the date of his or her Termination of Employment.

2.6              Code Section 280G.

(a)                Notwithstanding anything in the Plan to the contrary, in the event that a Participant shall become entitled to payments and/or benefits provided by the Plan or any other amounts in the “nature of compensation” (whether pursuant to the terms of the Plan or any other plan, arrangement or agreement with the Company or the Employer, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of a Change in Control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority), then the Company Payments, in the aggregate, shall be reduced to an amount that is one dollar ($1) less than the greatest amount that could be paid to the Participant such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Amount”).  If the Reduced Amount is to be effective, the Company Payments shall be reduced in the following order:  (i) any cash severance based on a multiple of Annual Salary or Bonus, (ii) any other cash amounts payable to the Participant, (iii) any benefits valued as “parachute payments,” (iv) acceleration of vesting of any stock option or similar awards for which the exercise price exceeds the then fair market value, and (v) acceleration of vesting of any equity not covered by clause (iv) above.  In the event that the Internal Revenue Service or court ultimately makes a determination that the “excess parachute payments” plus the “base amount” is an amount other than as determined initially, an appropriate reduction shall be made with regard to the Reduced Amount to reflect the final determination and the resulting impact on whether this clause (a) applies.

(b)               For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1 Q/A33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (ii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.  All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Participant at such time as it is requested by the Company or the Participant.  The determination of the Accountants, subject to the adjustments provided below, shall be final and binding upon the Company and the Participant.

(c)                The Company shall be responsible for all charges of the Accountants.

(d)               The Company and the Participant shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax.

(e)                The provisions of this Section 2.6 shall survive the Participant’s Termination of Employment for any reason.

Article III

FUNDING

3.1              Funding.  The Plan shall be “unfunded” for the purposes of ERISA and the Code and any Severance Benefits shall be paid out of the general assets of the Employer as and when a Severance Benefits is payable under the Plan.  All Participants shall be solely unsecured general creditors of the Employer.  If the Employer decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Employer decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

Article IV

 ADMINISTRATION OF THE PLAN

4.1              Plan Administrator.  The general administration of the Plan on behalf of the Employers (as plan administrator under Section 3(16)(A) of ERISA) shall be placed with the Committee.

4.2              Reimbursement of Expenses of Plan Committee.  The Company may, in its sole discretion, pay or reimburse the members of the Committee for all reasonable expenses incurred in connection with their duties hereunder.

4.3              Action by the Plan Committee.  Decisions of the Committee shall be made by a majority of its members attending a meeting at which a quorum is present (which meeting may be held telephonically), or by written action in accordance with applicable law.  Subject to the terms of the Plan and provided that the Committee acts in good faith, the Committee shall have complete authority to determine a Participant’s participation and benefits under the Plan, to interpret and construe, in its sole discretion, the provisions of the Plan, and to make decisions in all disputes involving the rights of any person interested in the Plan.

4.4              Delegation of Authority.  Subject to the limitations of applicable law, the Committee may delegate any and all of its powers and responsibilities hereunder to other persons by formal resolution filed with and accepted by the Board.  Any such delegation shall not be effective until it is accepted by the Board and the persons designated and may be rescinded at any time by written notice from the Committee to the person to whom the delegation is made.

4.5              Retention of Professional Assistance.  The Committee may employ such legal counsel, accountants and other persons as may be required in carrying out its work in connection with the Plan.

4.6              Accounts and Records.  The Committee shall maintain such accounts and records regarding the fiscal and other transactions of the Plan and such other data as may be required to carry out its functions under the Plan and to comply with all applicable laws.  The records of the Employer with respect to employment history, monthly salary, employee benefits, and all other relevant matters shall be conclusive for all purposes of the Plan.

4.7              Compliance with Applicable Law.  The Company shall be deemed the Plan Administrator for the purposes of any applicable law and shall be responsible for the preparation and filing of any required returns, reports, statements or other filings with appropriate governmental agencies.  The Company shall also be responsible for the preparation and delivery of information to persons entitled to such information under any applicable law.

4.8              Indemnification.  The Company shall indemnify, to the full extent permitted by law and its Certificate of Incorporation and By-laws (but only to the extent not directly covered by insurance) its officers and directors, (and any employee involved in carrying out the functions of the Company under the Plan), each member of the Committee, and any person designated pursuant to Section 4.4 above, against any expenses, including amounts paid in settlement of a liability, which are reasonably incurred in connection with any legal action to which such person is a party by reason of his or her duties or responsibilities with respect to the Plan, except with regard to matters as to which he or she shall be adjudged in such action to be liable for willful misconduct or fraud in the performance of his or her duties.

Article V

 AMENDMENT and termination

5.1              Amendment and Termination.  The Company reserves the right to amend or terminate, in whole or in part, any or all of the provisions of the Plan by action of the Board (or a duly authorized committee thereof) at any time and for any reason, including, without limitation, the right to amend the provisions of the Plan at any time solely to comply with the requirements of Code Section 409A and to avoid the imposition of an excise tax under Code Section 409A on any payment to be made hereunder (a “409A Amendment”); provided, that once a Participant becomes entitled to receive a Severance Benefit hereunder, the Plan may not be amended to reduce such benefits.

Article VI

 Successors

6.1              Successors.  For purposes of the Plan, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In the event the surviving corporation in any transaction to which the Company is a party is a subsidiary of another corporation, then the ultimate parent corporation of such surviving corporation shall cause the surviving corporation to perform the Plan in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in the Plan, shall mean the Company, as hereinbefore defined and any successor or assignee (including the ultimate parent corporation) to the business or assets which by reason hereof becomes bound by the terms and provisions of the Plan.

Article VII

Miscellaneous

7.1              Payment Not Salary.  Any Severance Benefits payable under the Plan shall not be deemed salary or other compensation to the Participant for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of the Employer maintained for the benefit of its employees, unless such plan or arrangement provides otherwise.

7.2              No Additional Rights Created.  Neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits hereunder, shall be construed as giving to any Participant, Eligible Employee or other person any legal or equitable right against the Company, the Employers, or any member of the Committee, fiduciary or employee or agent of the Company or the Employers; and in no event shall the terms and conditions of employment by the Employer of any employee be modified or in any way affected by the Plan.

7.3              Headings.  The headings of the Plan are inserted for convenience of reference only and shall have no effect upon the meaning of the provisions hereof.

7.4              Use of Words.  Whenever used in this instrument, a singular word shall be deemed to include the singular and plural, in all cases where the context so requires.

7.5              ERISA Provisions (Including Claims Procedures).  The Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.  Important administrative provisions of (and information about) the Plan and important information about an Eligible Employee’s rights under the Plan and applicable law are contained in Appendix C.  The Plan document, including Appendix C, shall constitute both the plan document and summary plan description and shall be distributed to Eligible Employees in this form.

7.6              Controlling Law.  To the extent legally required, the Code and ERISA shall govern the Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend the Plan to comply therewith.  To the extent not governed by the Code and ERISA, the Plan shall be governed by the laws of the State of New York, without reference to rules relating to conflicts of law.

7.7              Withholding.  The Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it reasonably believes it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to the Plan.  In lieu thereof, the Employer shall have the right to withhold the amounts of such taxes from any other sums due or to become due from the Employer to the Participant upon such terms and conditions as the Committee may prescribe.

7.8              Severability.  Should any provision of the Plan be deemed or held to be unlawful or invalid for any reason, such fact shall not adversely affect the other provisions of the Plan unless such determination shall render impossible or impracticable the functioning of the Plan, and in such case, an appropriate provision or provisions shall be adopted so that the Plan may continue to function properly.

7.9              Incompetency.  In the event that the Committee finds that a Participant is unable to care for his or her affairs because of illness or accident, then benefits payable hereunder, unless claim has been made therefor by a duly appointed guardian, committee, or other legal representative, may be paid in such manner as the Committee shall determine, and the application thereof shall be a complete discharge of all liability for any payments or benefits to which such Participant was or would have been otherwise entitled under the Plan.

7.10          Payments to a Minor.  Any payments to a minor from the Plan may be paid by the Committee in its sole and absolute discretion (a) directly to such minor; (b) to the legal or natural guardian of such minor; or (c) to any other person, whether or not appointed guardian of the minor, who shall have the care and custody of such minor.  The receipt by such individual shall be a complete discharge of all liability under the Plan therefor.

7.11          At will Employment.  The Plan is not an agreement of employment and it shall not confer any additional employment rights on the Eligible Employees.  Employment with the Employer is at will and the Employer may terminate the employment of any Eligible Employee at any time for any reason or for no reason, with or without Cause or advance notice.  The Employer also maintains the right to change the terms and conditions of an Eligible Employee’s employment, including, without limitation, demotion, discipline, promotion, compensation, benefits, duties, and location of performance, at any time with or without Cause and/or without notice.

7.12          Assignment and Alienation.  The benefits payable to a Participant under the Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, that is due to the actions or omissions of the Participant and any attempt to cause any benefits to be so subjected shall not be recognized.

7.13          Non-Exclusivity.  The adoption of the Plan by the Company shall not be construed as creating any limitations on the power of the Company to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.

7.14          Code Section 409A.

(a)                 Although the Employers makes no guarantee with respect to the tax treatment of payments hereunder and shall not be responsible in any event with regard to non-compliance with Code Section 409A, the Plan is intended to either comply with, or be exempt from, the requirements of Code Section 409A.  To the extent that the Plan is not exempt from the requirements of Code Section 409A, the Plan is intended to comply with the requirements of Code Section 409A and shall be limited, construed and interpreted in accordance with such intent.  In no event whatsoever shall the Employers be liable for any additional tax, interest or penalty that may be imposed on an Eligible Employee or a Participant by Code Section 409A or any damages for failing to comply with Code Section 409A.

(b)               A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are subject to Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If a Participant is deemed on the date of his or her Termination of Employment to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit that constitutes “non-qualified deferred compensation” pursuant to Code Section 409A such payment or benefit shall not be made or provided prior to the expiration of the period commencing on the date the Participant incurs a Separation from Service from the Employer until the earlier of (a) the six (6) month anniversary of the date of such Separation from Service and (a) the date of the Participant’s death (the “Delay Period”).  All payments delayed pursuant to this Section 7.14(b) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such delay) shall be paid to the Participant in a single lump sum on the first Employer payroll date on or following the first day following the expiration of the Delay Period, and any remaining payments and benefits due under the Plan shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                With regard to any installment payments provided for in the Plan, each installment thereof shall be deemed a separate payment for purposes of Code Section 409A.

(d)               Whenever a payment under the Plan specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(e)                Any gross-up payment due to a Participant under the Plan shall be paid to the Participant no later than the end of the calendar year following the year in which he or she paid the applicable tax.

7.15          Offset. The amount of any Severance Benefit or Pro Rata Bonus due hereunder shall be deemed to include any amounts paid pursuant to federal, state or local government worker notification requirements (including the U.S. Worker Adjustment and Retraining Notification Act or any analogous state law) office closing requirements, and/or severance or termination benefits required to be paid pursuant to local law. For the avoidance of doubt, an Eligible Employee shall be entitled to receive the greater of (i) the amount of any Severance Benefit and Pro Rata Bonus due hereunder, or (ii) the amount of worker notification, severance or termination benefits required to be paid pursuant to local law, but shall in no event be entitled to receive an amount in excess of the greater of items (i) or (ii) above.

[Signature page follows]

IN WITNESS WHEREOF, the Plan has been adopted effective as of __________, 2013, and Overseas Shipholding Group, Inc. has caused this instrument to be signed by its officer or representative duly authorized on this _______________ day of _______________, 2013.

OVERSEAS SHIPHOLDING GROUP, INC.

By:
Name:
Title:

 APPENDIX A

NOTICE OF ELIGIBILITY AND WAIVER

Overseas Shipholding Group, Inc.

666 Third Avenue

New York, New York 10017

[Name of Eligible Employee]

[Address]

Dear [Name of Eligible Employee]:

Reference is hereby made to the Overseas Shipholding Group, Inc. Severance Plan, effective as of April 1, 2013 (the “Plan”). Any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan.

Effective as of [date], you are hereby eligible to participate in the Plan as an Eligible Employee and to receive the severance benefits thereunder, provided that you elect to waive any and all rights to any payments or benefits under, and any and all claims arising pursuant to, (i) the Overseas Shipholding Group Inc. Enhanced Severance Plan for Employees Level 21-23,(ii) the Overseas Shipholding Group Inc. Severance Plan for Employees Level 20 and Below, (iii) the Overseas Shipholding Group, Inc. Severance Protection Plan, (iv) any other severance plan or arrangement, and (v) any change in control agreement or arrangement (including any Change of Control Protection Agreement) (the “Prior Severance Plans”), as applicable, between you and the Company. The foregoing shall not be construed as a waiver of any payments or benefits that are required to be paid to you pursuant to applicable federal, state or local law.

In the event that you choose not to make the election described herein, you will not be eligible to participate in the Plan, although you may have the right to assert a claim in the proceedings before the United States Bankruptcy Court for the District of Delaware for claims you think you may have in respect of the Prior Severance Plans and for any severance payments or benefits you believe are due to you from the Company pursuant to such Prior Severance Plans.

Please indicate your election to become eligible to participate in the Plan by completing and executing the waiver (the “Waiver”) attached to this letter. Please return a copy of the executed Waiver to [●] no later than [●].1

Sincerely,

OVERSEAS SHIPHOLDING GROUP, INC.

By:
Name:
Title:

1 Please insert the date that is forty-five days from receipt of the plan.

WAIVER

I, [Name of Eligible Employee], hereby elect to waive any and all rights to any payments or benefits under, and any and all claims I may have arising pursuant to, the Overseas Shipholding Group Inc. Enhanced Severance Plan for Employees Level 21-23, the Overseas Shipholding Group Inc. Severance Plan for Employees Level 20 and Below, the Overseas Shipholding Group, Inc. Severance Protection Plan, any other severance plan or arrangement, and any change in control agreement or arrangement (including any Change of Control Protection Agreement), as applicable, between myself and the Company. The foregoing shall not be construed as a waiver of any payments or benefits that are required to be paid to me pursuant to federal, state or local law.

ACKNOWLEDGED AND AGREED:

[Name of Eligible Employee]
Date:

APPENDIX B

AGREEMENT AND RELEASE

[Employer] (“Employer”) and [name] (“Employee”), who resides at [address] agree to the terms and conditions set forth below:

1.             (a)           In exchange for the general release in paragraph 3 below and other promises contained herein, and in accordance with the terms of the Overseas Shipholding Group, Inc. Severance Plan (“Severance Plan”), which Employee hereby acknowledges receiving:

(i)            Employee will receive severance in the total gross amount of $[amount].  Such severance will be payable in installments at the rate of $[amount] in accordance with the Employer’s regularly scheduled payroll dates commencing on the first regular payroll date after the Effective Date of this Agreement and Release.  Severance payments will be subject to all applicable payroll withholding deductions.

(ii)           Employee will receive his or her Pro Rata Bonus (as defined in the Severance Plan) in 20[●]2 at such time as bonus payments are made to active employees pursuant to the Overseas Shipholding Group, Inc. Annual Incentive Plan.

2.             Employee hereby agrees and acknowledges that the payments and the benefits provided in paragraph 1 exceed any payment, benefit or other thing of value to which Employee might otherwise be entitled under any policy, plan or procedure of Employer or its parent or affiliates or pursuant to any prior agreement or contract with Employer or its parent or affiliates.

3.             (a)           In exchange for the consideration provided for by paragraph 1 and other valuable consideration, Employee, for [himself/herself] and for [his/her] heirs, executors, administrators and assigns (referred to collectively as “Releasors”), forever releases and discharges Overseas Shipholding Group, Inc. (“Parent”), Employer and any and all of Parent’s and Company’s parent companies, partners, subsidiaries, affiliates, successors and assigns and any and all of any of such parties past and/or present officers, directors, partners, agents, employees, representatives, counsel, employee benefit plans and their fiduciaries and administrators, successors and assigns (referred to collectively as the “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date Employee signs this Agreement and Release.

(b)           Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from any and all claims, whether known or unknown, that Releasors ever had, now have or may have against Releasees arising out of Employee’s employment with Employer or any of the Releasees, the terms and conditions of such employment and/or the termination of such employment, including but not limited to: (i) any claim under the Age Discrimination in Employment Act, as amended; (ii) any claim under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (iii) any claim under Title VII of the Civil Rights Act of 1964, as amended; (iv) any claim under the Americans with Disabilities Act, as amended; (v) any claim under the Workers’ Adjustment and Retraining Notification Act; (vi) any claim under the Family and Medical Leave Act; (vii) any claim under the New York State and City Human Rights Laws, the New York Equal Pay Law, and the New York State Constitution; (viii) any claim under the Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977, retaliation claims under the Workers’ Compensation Law (Fla. Stat. § 440.205), the Florida Equal Pay Act, or waivable rights under the Florida Constitution; (ix) any other claim of discrimination, harassment or retaliation in employment (whether based on federal, state or local law, statutory or decisional) relating to or arising out of Employee’s employment, the terms and conditions of such employment, the separation of such employment, and/or any of the events relating directly or indirectly to or surrounding the separation of that employment, including, but not limited to, breach of contract (express or implied), wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; (x) any claim sounding in tort or contract (express or implied); and (xi) any claim for attorneys’ fees, costs, disbursements and/or the like.  By virtue of the foregoing, Employee agrees that [he/she] has waived any damages and other relief available to [him/her] (including, without limitation, money damages, equitable relief and reinstatement) under the claims waived in this paragraph

2 Enter the year following the year in which the date Employee’s termination of employment occurs.

3.  Notwithstanding anything herein to the contrary, the sole matters to which this Agreement of Release does not apply are: (i) claims arising after the date Employee signs this Agreement and Release; (ii) claims for accrued, vested benefits under any employee benefit plan of [Parent or] Employer (or of [Parent’s or] Employer’s parent companies or affiliates) in accordance with the terms of such plans and applicable law[, including, without limitation, claims pursuant to the OSG Ship Management, Inc. Supplemental Executive Savings Plan][3]; (iii) claims for any amounts due to Employee pursuant to the Overseas Shipholding Group, Inc. Non-Executive Incentive Plan; or (iv) claims for any pre-approved business expenses incurred by Employee which have not yet been reimbursed by Employer.  In addition, notwithstanding any other provision of this Agreement and Release, this Agreement and Release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) in connection with any claim Employee believes [he/she] may have against any Releasee.  However, by executing this Agreement and Release, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf.

4.             Employee represents that [he/she] has returned (or will return) to Employer all property belonging to Employer, including but not limited to keys, card access to buildings and office floors, business information and documents, laptops and BlackBerrys.

5.             If any provision of this Agreement and Release is held to be illegal, void, or unenforceable, such provision shall be of no force or effect.  However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release.  Further, to the extent any provision of this Agreement and Release is deemed to be overbroad or unenforceable as written, such provision shall be given the maximum effect permissible under law.  Without limiting the foregoing, if the release set forth in paragraph 3 is held to be illegal, void, or unenforceable, Employee hereby agrees that [he/she] shall promptly upon Employer’s request execute a release that is legal, valid and enforceable.

3 To be included for participants in the SERP.

6.             This Agreement and Release represents the entire understanding between the parties hereto with respect to the subject matter hereof, and may not be changed or modified except by a written agreement signed by both of the parties hereto after the Effective Date of this Agreement and Release.  In the event of any conflict between any of the provisions of this Agreement and Release and the provisions of the Severance Plan, the terms of the Severance Plan shall govern.

7.             Except as preempted by ERISA, this Agreement and Release shall be construed and enforced in accordance with the laws of the State of New York without regard to conflict of law rules.

8.             This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

9.             Employee acknowledges that [he/she]: (a) has carefully read this Agreement and Release in its entirety; (b) has had an opportunity to consider the terms of this Agreement and Release for at least [applicable period required by law to be determined by Employer at termination: [twenty-one (21)] [[insert only if employee is over 40:  and the disclosure information attached hereto as Exhibit I (which is provided pursuant to the Older Workers Benefit Protection Act)] forty-five (45)] days; (c) is hereby advised by Employer in writing to consult with an attorney of [his/her] choice in connection with this Agreement and Release; (d) fully understands the significance of all of the terms and conditions of this Agreement and Release and has discussed them with an attorney of [his/her] choice, or has had a reasonable opportunity to do so; and (e) is signing this Agreement and Release voluntarily and of [his/her] own free will and agrees to abide by all the terms and conditions contained herein.

10.           Employee may accept this Agreement and Release by signing it before a notary public and delivering it to [INSERT NAME AND ADDRESS OF CONTACT] on or before the [twenty-first (21st)] [forty-fifth (45th)] day after [he/she] receives this Agreement and Release.  Notwithstanding the foregoing, Employee may not sign this Agreement and Release before [his/her] last day of employment and this Agreement and Release will not be accepted or effective if signed before Employee’s termination date.  After signing this Agreement and Release, Employee shall have seven (7) days (the “Revocation Period”) to revoke [his/her] decision by indicating [his/her] desire to do so in writing delivered to [INSERT NAME] at the above address by no later than the last day of the Revocation Period.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  Provided Employee does not revoke this Agreement and Release during the Revocation Period, the Effective Date of this Agreement and Release shall be the day after the last day of the Revocation Period (the “Effective Date”).

[Signature page to follow]

I have read the Agreement and Release [and the information attached as Exhibit I] and hereby accept the benefits provided under the Agreement of Release, subject to the terms and conditions set forth in the Agreement and Release.

Print Name:		Date:
Employee

Signature:
Employee

STATE OF NEW YORK	) ss
COUNTY OF	)

On this           day of                , 20    before me personally came [name] to me known and known to me to be the person described in and who executed the Agreement of Release, and [he/she] duly acknowledged to me that [he/she] executed the same.

Notary Public

[EMPLOYER]

By:
[INSERT NAME]
[INSERT TITLE]

APPENDIX C

PROVISIONS RELATING TO ERISA

A.            Claims Procedure.

1.             Any claim by an Eligible Employee or his or her beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to a person designated by the Committee from time to time for such purpose.  If the designated person receiving a claim believes that the claim should be denied, he or she shall notify the Claimant in writing of the denial of the claim within ninety (90) days after his or her receipt thereof.  This period may be extended an additional ninety (90) days in special circumstances and, in such event, the Claimant shall be notified in writing of the extension, the special circumstances requiring the extension of time and the date by which the Committee’s designee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent until the date on which the Claimant responds to the Plan’s request for information.

2.             If a claim is denied in whole or in part, or any adverse benefit determination is made with respect to the claim, the Claimant will be provided with a written notice setting forth (a) the specific reason or reasons for the denial making reference to the pertinent provisions of the Plan or of Plan documents on which the denial is based, (b) a description of any additional material or information necessary to perfect or evaluate the claim, and explain why such material or information, if any, is necessary, and (c) inform the Claimant of his or her right, pursuant to Paragraph A(1) of this Exhibit, to request review of the decision.  The notice shall also provide an explanation of the Plan’s claims review procedure and the time limits applicable to such procedure, as well as a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.  If a Claimant is not notified (of the denial or an extension) within ninety (90) days from the date the Claimant notifies the Committee’s designee, the Claimant may request a review of the application as if the claim had been denied.

3.             A Claimant may appeal the denial of a claim by submitting a written request for review to the Committee, within sixty (60) days after written notification of denial is received.  Such period may be extended by the Committee for good cause shown.  The claim will then be reviewed by the Committee.  In connection with this appeal, the Claimant (or his or her duly authorized representative) may (a) be provided, upon written request and free of charge, with reasonable access to (and copies of) all documents, records, and other information relevant to the claim; and (b) submit to the Committee written comments, documents, records, and other information related to the claim.  If the Committee deems it appropriate, it may hold a hearing as to a claim.  If a hearing is held, the Claimant shall be entitled to be represented by counsel.

4.             The review by the Committee will take into account all comments, documents, records, and other information the Claimant submits relating to the claim.  The Committee will make a final written decision on a claim review, in most cases within sixty (60) days after receipt of a request for a review.  In some cases, the claim may take more time to review, and an additional processing period of up to sixty (60) days may be required.  If that happens, the Claimant will receive a written notice of that fact, which will also indicate the special circumstances requiring the extension of time and the date by which the Committee expects to make a determination with respect to the claim.  If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the date on which the Claimant responds to the Plan’s request for information.

5.             The Committee decision on the claim for review will be communicated to the Claimant in writing.  If an adverse benefit determination is made with respect to the claim, the notice will include (a) the specific reason(s) for any adverse benefit determination, with references to the specific Plan provisions on which the determination is based; (b) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to (and copies of) all documents, records and other information relevant to the claim; and (c) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.  A Claimant may not start a lawsuit to obtain benefits until after he or she has requested a review and a final decision has been reached on review, or until the appropriate time frame described above has elapsed since the Claimant filed a request for review and you have not received a final decision or notice that an extension will be necessary to reach a final decision.  The law also permits the Claimant to pursue his or her remedies under section 502(a) of ERISA without exhausting these appeal procedures if the Plan has failed to follow them.

B.            Plan Interpretation and Benefit Determination.

1.             The Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the exclusive right, power, and authority, in its sole and absolute discretion, to administer, apply and interpret the Plan and any other documents, and to decide all factual and legal matters arising in connection with the operation or administration of the Plan.

2.             Without limiting the generality of the foregoing paragraph, the Committee (or, where applicable, any duly authorized delegee of the Committee) shall have the sole and absolute discretionary authority to:

(a)           take all actions and make all decisions (including factual decisions) with respect to the eligibility for, and the amount of, benefits payable under the Plan;

(b)           formulate, interpret and apply rules, regulations and policies necessary to administer the Plan;

(c)           decide questions, including legal or factual questions, relating to the calculation and payment of benefits, and all other determinations made, under the Plan;

(d)           resolve and/or clarify any factual or other ambiguities, inconsistencies and omissions arising under the Plan or other Plan documents; and

(e)           process, and approve or deny, benefit claims and rule on any benefit exclusions.

All determinations made by the Committee (or, where applicable, any duly authorized delegee of the Committee) with respect to any matter arising under the Plan shall be final and binding on the Company, Eligible Employee, Participant, beneficiary, and all other parties affected thereby.

C.            Statement of Participants Rights Under ERISA.

As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  ERISA provides that all Plan participants shall be entitled to:

1.             Receive Information About Your Plan and Benefits

(a)           Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan.

(b)           Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan.  The Plan Administrator may make a reasonable charge for the copies.

2.             Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

3.             Enforce Your Rights

(a)           If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

 (b)           Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, after you have exhausted the Plan’s claim and review procedures described above, you may file suit in a state or Federal court.  If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

4.             Assistance with Your Questions.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C.  20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits and Security Administration.

D.            Plan Document.  This document (i.e., the Plan and the Appendices) shall constitute both the plan document and summary plan description and shall be distributed to Eligible Employees in this form.

E.             Other Important Facts.

OFFICIAL NAME OF THE PLAN:	Overseas Shipholding Group, Inc. Severance Plan

SPONSOR:	Overseas Shipholding Group, Inc.
666 Third Avenue, 6th Floor
New York, New York 10017
(212) 953-4100

EMPLOYER IDENTIFICATION	13-2637623
NUMBER (EIN):

PLAN NUMBER:	________________

TYPE OF PLAN:	Employee Welfare Severance Benefit Plan

END OF PLAN YEAR:	December 31

TYPE OF ADMINISTRATION:	Employer Administered

PLAN ADMINISTRATOR:	The Committee, as designated by the Board of Directors of the Company
Overseas Shipholding Group, Inc.
666 Third Avenue, 6th Floor
New York, New York 10017
(212) 953-4100

EFFECTIVE DATE:	April 1, 2013

The Plan Administrator keeps records of the Plan and is responsible for the administration of the Plan.  The Plan Administrator will also answer any questions an Eligible Employee or Participant may have about the Plan.

Service of legal process may be made upon the Plan Administrator.

No individual may, in any case, become entitled to additional benefits or other rights under the Plan after the Plan is terminated.  Under no circumstances, will any benefit under the Plan ever vest or become nonforfeitable